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                                                                    EXHIBIT 99.1


     AT TELETECH:                       AT FRB SAN FRANCISCO:

     Karen L. Breen                     Hannah Bruce (General Info)
     Director of Investor Relations     Catherine Roberts (Analysts)
     Phone: (303) 894-7379              Frank Thorsberg (Media)
                                        180 Montgomery Street
                                        San Francisco, CA  94104
                                        Phone: (415) 986-1591

FOR IMMEDIATE RELEASE


                         TELETECH UPDATES 1997 OUTLOOK

DENVER, COLORADO, SEPTEMBER 10, 1997 - TeleTech Holdings, Inc. (Nasdaq: TTEC) commented today on its anticipated results for the third and fourth quarters of 1997. TeleTech expects 1997 third quarter revenue of $64 to $66 million compared to $50.1 million in the third quarter of 1996 and $65.2 million in the 1997 second quarter. Earnings per share are expected to approximate 7 cents for the third quarter of 1997, compared to 7 cents per share in the third quarter of 1996.

TeleTech expects 1997 fourth quarter revenue of $73 to $75 million compared to $58.8 million in the fourth quarter of 1996. Fourth quarter per share results are expected to be at or above the third quarter 1997 estimate of 7 cents per share, compared to 11 cents per share in the fourth quarter of 1996.

Third and fourth quarter 1997 results will be impacted by several factors including: (1) lower call volumes and revenues in certain facility management programs, due largely to a labor strike experienced by a significant client; (2) lower projected volumes with a large telecommunications client due to a change in their marketing programs, and (3) a longer sales cycle associated with TeleTech's focus on large, complex customer care programs.

Kenneth D. Tuchman, TeleTech's President and Chief Executive Officer, commented, "While TeleTech has experienced unanticipated short-term fluctuations in certain client programs and a longer sales cycle associated with large contracts, we believe the fundamental strength of our business has not changed. 1997 has been a productive year of growth and building. We successfully integrated our Mexican acquisition and were awarded a significant new contract in the telecommunications industry. We believe our client base is strong and growing as evidenced by a 40 percent increase in our existing client base through the first six months of 1997.

-more-

--------------------------
     Financial Relations Board, Inc., serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.


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Mr. Tuchman went on to say, "We remain committed to selectively limiting our client base and winning large, multi-year customer care programs. These programs have a significantly longer selling and implementation cycle, often because of the scale and complexity of the client's requirements. We continue to see increased opportunities for business of this nature and new business prospects remain strong. We believe this marketing philosophy will continue to position TeleTech as the leader in the inbound customer care segment."

COMPANY PROFILE
Founded in 1982, TeleTech is a leading provider of customer care management solutions to Fortune 500 and international companies. TeleTech helps its clients acquire, serve and retain their customers by managing inbound telephone and Internet inquiries on their behalf. TeleTech typically establishes strategic relationships, formalized by multiyear contracts, with selected clients in targeted industries. TeleTech has 16 call centers in the United States, Australia, New Zealand, United Kingdom and Mexico. TeleTech operates more than 6,000 state-of-the-art call center workstations and employs more than 7,000 people.

Information regarding TeleTech Holdings can be found on its World Wide Web page located at http://www.teletech.com.

FORWARD LOOKING STATEMENTS
Statements contained herein regarding TeleTech's estimated 1997 third and fourth quarter financial results, prospective future business, expected success of TeleTech's marketing strategy and selective client focus are forward-looking statements that involve substantial risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, the following are important factors that could cause TeleTech's actual results to differ materially from those expressed or implied by such forward-looking statements:
There can be no assurance that TeleTech will be able to maintain or accelerate its growth rate, effectively manage its rapid growth or maintain its profitability. TeleTech's agreements with its clients generally do not assure that TeleTech will generate a specific level of revenue, do not designate TeleTech as the client's exclusive service provider, and are terminable by the clients on relatively short notice. In addition, the amount of revenues TeleTech generates from a particular client generally is dependent upon customers' interest in, and use of, the client's products or services. The loss of one or more of its significant clients, or the loss or delay in implementation of a large customer care program, could cause quarterly variations in TeleTech's revenues. There also can be no assurance that TeleTech can build-out facilities in a timely and economic manner. In the future, TeleTech may experience excess peak period capacity when it opens a new call center or terminates or completes a large client program. Readers are encouraged to review the TeleTech's 1996 Form 10K and Form 10Q's for the first and second quarters of 1997, which describe other important factors that may impact TeleTech's business, results of operations and financial condition.

                                      ####

      For more information on TeleTech Holdings, Inc. via fax at no cost, dial 1-800-PRO-INFO, ticker symbol TTEC.


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